Exhibit 99.1

Hawthorn Bancshares Announces

Increased Share Repurchase Authorization

Hawthorn Bancshares Inc. (NASDAQ: HWBK), today announced that on April 28, 2021 the Board of Directors authorized the purchase of an additional $3,055,058.21 market value of Hawthorn Bancshares’ common stock, resulting in the Company being authorized to purchase a total of up to $5.0 million market value of Hawthorn Bancshares’ common stock.

Under this share repurchase authorization, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as management deems appropriate, subject to market conditions, legal requirements and other considerations.  It is anticipated that any purchase of shares under this authorization would be made through broker dealers selected in compliance with applicable securities laws at prices for the common stock prevailing from time to time in NASDAQ’s National Market.  The Company is not obligated to repurchase any specific number of shares and the share repurchase authorization may be suspended, modified or terminated at any time without prior notice.

Any shares repurchased pursuant to this authorization will be held in treasury and may be used by the Company for general corporate purposes, including stock-based employee benefit plans and stock dividends.  It is expected that any stock repurchases will be funded by cash generated through cash on hand, operations and other sources. At April 28, 2021, the Company had 6,362,476 common shares outstanding.

About Hawthorn Bancshares, Inc.

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Contact:  Stephen E. Guthrie

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.